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                                                                      Exhibit 11

                         ALLSTATE LIFE INSURANCE COMPANY
                          3100 Sanders Road, Suite J5B
                           Northbrook, Illinois 600062
                               Phone: 847-402-6461
                             Facsimile: 847-402-2958
                          e-mail: bteichne@allstate.com

December 20, 2002

LSA Variable Series Trust
c/o LSA Asset Management LLC
3600 Sanders Road, Suite M2A
Northbrook, IL 60062

                          Re: LSA Variable Series Trust

Ladies and Gentlemen:

     I am Associate Counsel to Allstate Life Insurance Company ("ALIC"), an Illinois insurance company. Part of my responsibilities include providing routine legal services to LSA Variable Series Trust (the "Trust"), a Delaware statutory trust and open-end investment management company registered under the Investment Company Act of 1940. ALIC is the parent company of the Trust's investment adviser, LSA Asset Management LLC ("LSA"), a Delaware limited liability company. I also have been appointed Assistant Secretary of the Trust and Assistant General Counsel of LSA.

     The Trust currently consists of twelve (12) separate series, including the Focused Equity Fund (the "Acquiring Fund") and Disciplined Equity Fund (the "Acquired Fund"). This opinion is given in connection with the filing by the Trust of a registration statement on Form N-14 (the "Registration Statement") with the Securities and Exchange Commission covering the issuance of shares of beneficial interest ("Shares") of the Acquiring Fund pursuant to the proposed reorganization with the Acquired Fund as described in the Registration Statement, and pursuant to the form of Agreement and Plan of Reorganization by and between the Trust, on behalf of the Acquiring Fund, and the Trust, on behalf of the Acquired Fund (the "Agreement").

     I have examined the Trust's Declaration of Trust, its By-Laws, the Registration Statement, and such other records, certificates, documents and statutes that I have deemed relevant in order to render the opinion expressed herein. Based on such examination, I am of the opinion that:

     1. The Trust is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, and is authorized to issue an unlimited number of Shares of the Acquiring Fund.

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     2.  The Shares offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement and the Agreement, will be legally issued, fully-paid and non-assessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion is solely for the benefit of the Trust, the Trust's Board of Trustees and the Trust's officers, and may not be relied upon by any other person without my prior written consent.


                                                  Sincerely,

                                                  /s/ Bruce A. Teichner

                                                  Bruce A. Teichner